Exhibit 10.2

[DEALER INFORMATION]

Opening Transaction

To:	SolarCity Corporation 3055 Clearview Way San Mateo, California 94402

A/C:	[Insert Account Number]

From:	[DEALER]

Re:	[Base] [Additional] Capped Call Transaction

Ref. No:	[Insert Reference Number]

Date:	[—], 2014

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [DEALER] (“Dealer”) and SolarCity Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. [Barclays is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Barclays is not a member of the Securities Investor Protection Corporation (“SIPC”).]1

[DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).]2

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern. The Transaction is subject to early unwind if the closing of the Convertible Securities (as defined in Section 8(k) hereof) is not consummated for any reason, as set forth below in Section 8(k).

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency[, (ii) Credit Suisse USA Inc., an affiliate of Dealer will provide a guarantee in

[1]	To be included for Barclays.
[2]	To be included for DB.

favor of the Counterparty in the form attached hereto as Annex B, (iii) the designation of Guarantor as Credit Support Provider in relation to Dealer under the Agreement and (iv)]3[and (ii)]4 the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer (a) with a “Threshold Amount” of three percent of the shareholders’ equity of [—] on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi)), and (d) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[—], 2014

Effective Date:	[—], 2014, or such other date as agreed by the parties in writing.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	“European”, as described under “Procedures for Exercise” below

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD$0.0001 (Ticker Symbol: “SCTY”).

[3]	To be included for CS and to be deleted for GS, BAML (which will be booking from BANA, their highest-rated entity), DB (which will be booking out of their parent entity Deutsche Bank AG) and Barclays.
[4]	To be included for GS, BAML, DB and Barclays and to be deleted for CS.

Number of Options:	For each Component, as provided in Annex A to this Confirmation.[5]

Option Entitlement:	One Share Per Option

Strike Price:	USD[—][6]

Cap Price:	USD[—]; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.

Premium:	USD[—] (Premium per Option USD [—]); Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) of the Agreement (calculated as if the Transactions terminated on such Early Termination Date were the sole Transactions under the Agreement) or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero. For the avoidance of doubt, nothing in this provision shall preclude any payment by Counterparty pursuant to Section 8(d)(iii) or Section 8(e) of this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding

[5]	For the base capped call, the total should be equal to (i) the number of Convertible Securities in principal amount of $1,000 initially issued on the closing date for the Convertible Securities (excluding any Convertible Securities sold pursuant to the over-allotment option) multiplied by (ii) the initial conversion rate. For the additional capped call, the total should be equal to (i) the number of additional Convertible Securities in principal amount of $1,000 multiplied by (ii) the initial conversion rate.
[6]	To be equal to the initial conversion price of the Convertible Securities.

Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and may determine the Relevant Price based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Valid Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Valid Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Valid Day is scheduled following the date hereof, then such Scheduled Valid Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Termination Date” means [—].[7]

Automatic Exercise:	Applicable; and means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a good faith and commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

[7]	The “Final Termination Date” shall be a date two months later than the last scheduled expiration date for any of the components.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer determines, in a good faith and commercially reasonable manner and based on advice of legal counsel, makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable to Dealer with respect to transactions of the type of the Transactions contemplated hereby and consistently applied in similar transactions, for Dealer to refrain from or decrease any market activity in connection with the Transaction or establishing and maintaining its commercially reasonable hedge position. Dealer shall notify Counterparty as soon as reasonably practicable (but in no event later than two Scheduled Valid Days after such Regulatory Disruption was invoked or concluded) that a Regulatory Disruption has occurred or concluded and the Expiration Dates affected by it.

Settlement Terms:

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, (ii) if Counterparty is electing Cash Settlement, such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (iii) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty (including contingent liabilities), and Counterparty has the ability to pay its debts and obligations as such debts mature.

Without limiting the generality of the foregoing, Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for such Component, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the Expiration Date of such Component.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Delivery Obligation:	For any Settlement Date, the Net Share Settlement Amount or the Cash Settlement Amount payable or deliverable on such Settlement Date.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SCTY.Q <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest scheduled Expiration Date.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settlement.”

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any such certificated Shares (as described in clause (ii) above), the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that open market Share repurchases at prevailing market price or accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Issuer’s Shares shall not be considered Potential Adjustment Events. For the avoidance of doubt, Calculation Agent Adjustment (including, without limitation, in respect of Extraordinary Dividends) shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(e) below) under the Transaction have been satisfied in full.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) and of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia”.

Merger Events:	Applicable

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof or (b) greater than 20% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable (it being understood and agreed that the Calculation Agent shall provide to Counterparty reasonable documentary evidence of such changes to such inputs, subject to, and in accordance with, Section 3 hereof); provided that in the event that the Calculation Agent makes any adjustment, determined in a commercially reasonable manner, to the terms of any Component upon any Announcement Event (as defined below), then the Calculation Agent shall make an adjustment to the terms of such Component upon any announcement regarding the same event that gave rise to the original Announcement Event, including, without limitation, regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such announcement on the Transaction.

Announcement Event:	(i) The public announcement of any Merger Event or Tender Offer or the announcement by Counterparty of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Counterparty or a third party); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration and (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent: Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.

All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4. Account Details:

Dealer Payment Instructions:

[—]

Counterparty Payment Instructions:

[—]

5. Offices:

The Office of Dealer for the Transaction is:

[—]

The Office of Counterparty for the Transaction is:

[—]

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	[—]
Attn:	[—]

Telephone:	[—]
Facsimile:	[—]
Email:	[—]

With a copy to:

To:	[—]
Attn:	[—]

Telephone:	[—]
Facsimile:	[—]
Email:	[—]

(b) Address for notices or communications to Dealer:

To:	[—]
Attn:	[—]

Telephone:	[—]
Facsimile:	[—]
Email:	[—]

With a copy to:

To:	[—]
Attn:	[—]

Telephone:	[—]
Facsimile:	[—]
Email:	[—]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(x) To Counterparty’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by Counterparty with respect to any rules and regulations applicable to Dealer (including FINRA) arising from Dealer’s status as a regulated entity under applicable law.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing, (C) has total assets of at least $50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Trade Date, in substantially the form attached hereto as Annex C.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8. Other Provisions:

(a) [Designation by Barclays. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’s obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance.]8

(b) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments determined in a commercially reasonable manner to the Delivery Obligation), if Dealer determines, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer generally applicable to transactions of the type of the Transactions contemplated hereby and consistently applied; provided that in no event shall any Expiration Date or Settlement Date for any Component be postponed to a date later than the Final Termination Date.

(c) Reserved.

[8]	To be included for Barclays.

(d) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If at any time an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Section 6 of the Agreement or an Extraordinary Event occurs and Dealer would be required to make a payment pursuant to Article 12 of the Equity Definitions (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within two Scheduled Valid Days, no later than 9:30 a.m. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its reasonable discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Valid Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(e) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of legal counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use its commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty in customary form for registered offerings of equity securities for companies of a similar size in a similar industry, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities for companies of a similar size in a similar industry; provided, however, that if Counterparty elects clause (i) above but Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of a similar size in a similar industry, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of equity securities of companies of a similar size in a similar industry, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith and commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(f) Repurchase Notices. Counterparty shall, at least one Scheduled Valid Day prior to any day on which Counterparty intends to effect any repurchase of Shares, give Dealer written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than 8.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.

(g) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (A) any affiliate of Dealer whose obligations would be guaranteed by [Dealer]9[Credit Suisse USA Inc.]10[The Goldman Sachs Group, Inc.]11 or (B) any person (including any affiliate of Dealer whose obligations are not guaranteed in the manner described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s), provided however that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investor Service, Inc. or its successor or A- from Standard and Poor’s Rating Group, Inc. or its successor; provided further that (i) Dealer will notify Counterparty in writing prior to any proposed transfer or assignment to a Designated Transferee, (ii) as a result of any such transfer or assignment, Counterparty will not be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment and (iii) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction. If at any time at which (1) the Equity Percentage exceeds 8.0 % or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under the Business Combinations Statute or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess

[9]	To be included for Barclays, BAML and DB.
[10]	To be included for CS.
[11]	To be included for GS.

Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(h) Staggered Settlement. If Dealer determines reasonably and in good faith that the number of Shares required to be delivered to Counterparty hereunder on any Settlement Date would have resulted in the Equity Percentage on such date to exceed an Excess Ownership Position, then Dealer may, by notice to Counterparty prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(k) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(l) Early Unwind. In the event the sale of the [Firm Notes]12 [Additional Notes]13 (as defined in the Purchase Agreement, dated as of [—], 2014, between [—] and Counterparty (the “Purchase Agreement”)) is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on [—], 2014 (or such later date as agreed upon by the parties which in no event shall be later than the third Scheduled Valid Day following [—], 2014) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), the Transaction shall automatically terminate on the Accelerated Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Accelerated Unwind Date.

(m) Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(n) Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions:

[12]	Insert for based capped call transaction.
[13]	Insert for additional capped call transaction.

(i) solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

(ii) for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii) (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or options on the Shares” at the end of the sentence;

(iv) Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”; and

(v) Section 2(a)(iii) of the Agreement is hereby amended by deleting the words “or Potential Event of Default” in clause (1) of such Section and deleting the word “and” immediately before subsection (3) and deleting clause “(3)” in its entirety.

(o) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(p) Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(q) Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash. For the avoidance of doubt, nothing in this provision shall preclude any payment by Counterparty pursuant to Section 8(d)(iii) or Section 8(e) of this Confirmation.

(r) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(s) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(t) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(u) [2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 1 (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 8(u):

(i) Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(ii) Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii) The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty are [                            ];

(iv) The provisions in this paragraph shall survive the termination of this Transaction.

(v) The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Counterparty: [ ]

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Counterparty: [ ]

Dispute Notice:	Dealer: collateral.disputes@db.com

Counterparty: [ ]

(v) NFC Representation Protocol.

(i) The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 2 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.

(ii) Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(w) Transaction Reporting – Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i) to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(ii) to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.]14

(x) [Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(y) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

[14]	To be included for DB.

(z) Tax documentation. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. For the purpose of Section 4(a)(i) of the Agreement, Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.]15

(aa) [Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays. Barclays will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.]16

(bb) [Additional Representations of Dealer.

(i) CSCL represents that it is an “OTC derivatives dealer” as such term is defined in the Securities and Exchange Act of 1934 and is an affiliate of a broker-dealer that is registered with and fully-regulated by the Securities and Exchange Commission (“SEC”), Credit Suisse Securities (USA) LLC (“CSSU”). CSSU acted as CSCL’s agent in effecting this Transaction.

(ii) CSCL is not a member of the SIPC (Securities Investor Protection Corporation).

(iii) The date and time of the Transaction evidenced hereby will be furnished by CSSU to Counterparty upon written request.

(iv) CSSU will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by CSSU in connection with the Transaction evidenced hereby.]17

[15]	To be included for BAML.
[16]	To be included for Barclays.
[17]	To be included for CS.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to the address provided in the Notices section of the Confirmation.

[Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Deutsche will make the time of execution of the Transaction available upon request.

Deutsche is authorised for the conduct of certain activities by the Prudential Regulation Authority. It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority.]18

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

SOLARCITY CORPORATION

By
Name:
Title:

[18]	To be included for DB.